Exhibit 99.1

News Release

Contact:

Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 3rd quarter earnings and 4th quarter dividend

NEW ALBANY, Ind. (October 22, 2009) – Community Bank Shares of Indiana, Inc. (NASDAQ-CBIN) reported third quarter net income available to common shareholders of $692,000, a decrease of 25% over the same quarter in 2008.  The Company also announced today that on October 20th, its board of directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share payable on November 25, 2009 to shareholders of record at close of business on November 9, 2009.  During the third quarter of 2009, the Company recorded a charge of $1.1 million for other-than-temporary impairment (“OTTI”) in its investment portfolio.  The decrease in third quarter net income available to common shareholders was primarily driven by the aforementioned OTTI charge of $1.1 million, which was offset by a decline in the provision for loan losses of $550,000.  Consequently, earnings per diluted common share decreased to $0.21 for the third quarter 2009 from $0.28 for the same period in 2008.  Non-accrual loans decreased from $23.6 million at June 30, 2009 to $16.6 million as of September 30, 2009.  Excluding the OTTI charge, the Company’s non-GAAP net income available to common shareholders was $1.4 million for the third quarter of 2009, or $0.43 per diluted common share.  For a reconciliation of non-GAAP net income and diluted earnings per common share, see “Regulation G Disclosure” below.  The following tables summarize the Company’s third quarter results (in thousands, except per share data):

	Quarter Ended September 30,		Percent	Quarter Ended June 30,	Percent
	2009	2008	Change	2009	Change
Net income (loss) available to common shareholders	$692	$919	(24.7)%	$(24,961)	NM

Net income (loss) per common share, basic	$0.21	$0.28	(25.0)	$(7.67)	NM

Net income (loss) per common share, diluted	$0.21	$0.28	(25.0)	$(7.67)	NM

	Nine Months Ended, September 30,		Percent
	2009	2008	Change
Net income (loss) available to common shareholders	$(23,646)	$2,173	NM

Net income (loss) per common share, basic	$(7.27)	$0.67	NM

Net income (loss) per common share, diluted	$(7.27)	$0.66	NM

	September 30,		Percent	December 31,	Percent
	2009	2008	Change	2008	Change
Total assets	$833,813	$857,032	(2.7)%	$877,363	(5.0)%
Loans, net	540,822	635,149	(14.9)	623,103	(13.2)
Total deposits	618,732	597,835	3.5	603,185	2.6
Non-interest bearing deposits	94,236	92,922	1.4	92,467	1.9

James Rickard, President and Chief Executive Officer, commented, “We are pleased with the improvement in our core earnings excluding the OTTI charge.  We also achieved a substantial reduction in our non-accrual loans, which continues to be a key focus and important step toward improving our profitability.  We have implemented a profit improvement plan that helped reduce operating costs in the third quarter as we attempt to offset the increases in expenses we can’t control, such as FDIC insurance expense and legal expenses related to credit relationships.”

The allowance for loan and lease losses ended the 3rd quarter at $17.5 million or 3.14% of total loans.  Non-accrual loans decreased by $7.0 million during the quarter mostly as a result of the restructuring of a large commercial credit.

Asset Quality

	September 30,	June 30,	December 31,
	2009	2009	2008
Net loan charge-offs to average assets (1)	0.42	2.25	0.44
Allowance for loan losses to total loans	3.14	3.18	1.50

(1)  Net loan charge-offs to average assets as of September 30, 2009 and June 30, 2009 are presented on an annualized basis.

Net income in the quarter was also impacted by a decrease in salaries and benefits of 15.7% for the three months ended September 30, 2009, compared to the same period in 2008.  This was offset by higher premiums for FDIC insurance, legal fees associated with loan collections, as well as data processing costs.  Non-interest income for the third quarter decreased by 68.5% compared to the period in 2008 primarily due to the OTTI charge of $1.1 million, offset by increases in service charges on deposit accounts, merchant processing revenues, and mortgage banking income.

“As mentioned earlier, the profit improvement plan we implemented in the second quarter helped us recognize an increase in earnings.  Not only did we reduce controllable operating expenses, we also have focused on restructuring our balance sheet to improve our net interest margin and developed new revenue sources that will drive increases in non-interest income in the future,” stated Mr. Rickard.  “We remain cautiously optimistic that the economy will recover over time, but we will not let that optimism cloud our focus or deter us from taking the steps necessary to navigate through the challenges that lie ahead.  We plan to continue to support local businesses and consumers so that we emerge as a stronger community in the better economic times to come.”

Regulation G Disclosure

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission (the “SEC”). The Company believes that these non-GAAP financial measures provide information that is useful to the users of its financial information regarding the Company’s financial condition and results of operations. Additionally, the Company uses these non-GAAP measures to evaluate its past performance and prospects for future performance.  The Company believes that this non-GAAP financial information is helpful in understanding the results of operations separate and apart from items that may, or could, have a disproportional positive or negative impact in any particular period.

While the Company believes that these non-GAAP financial measures are useful in evaluating Company performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with U.S. GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company recognized an other-than-temporary impairment charge for certain investments in its portfolio during the three and nine month period ending September 30, 2009 which substantially impacts the reported financial results for those periods.  The Company believes excluding the impairment charge provides investors and other interested parties with an additional meaningful measure to evaluate the Company’s results of operations.

	Three months ended September 30, 2009	Earnings Per Common Share Impact
	(In thousands except per share data)
Net income available to common share holders as reported	$692	$0.21
Add: OTTI charge, net of tax effect	726	0.22
Net income available to common shareholders excluding OTTI charge	$1,418	$0.43

Community Bank Shares of Indiana, Inc. is the parent company of Your Community Bank in New Albany, Indiana and The Scott County State Bank in Scottsburg, Indiana, which are full-service banking subsidiaries.  The Company is traded on the NASDAQ under the symbol CBIN.

Statements in this press release relating to the Company’s plans, objectives, or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. The Company’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed in the Company’s 2008 Form 10-K and subsequent 10-Qs filed with the Securities and Exchange Commission.

[TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)

	September 30, 2009	December 31, 2008
	(In thousands, except share data)
ASSETS
Cash and due from financial institutions	$11,618	$19,724
Interest-bearing deposits in other financial institutions	46,813	45,749
Securities available for sale	173,735	121,659
Loans held for sale	829	308
Loans, net of allowance for loan losses of $17,523 and $9,478	540,822	623,103
Federal Home Loan Bank and Federal Reserve stock	8,472	8,472
Accrued interest receivable	3,228	3,163
Premises and equipment, net	14,598	15,128
Cash surrender value of life insurance	18,303	17,745
Goodwill	-	15,335
Other intangible assets	1,414	2,492
Foreclosed and repossessed assets	4,679	1,241
Other assets	9,302	3,244
Total Assets	$833,813	$877,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non interest-bearing	$94,236	$92,467
Interest-bearing	524,496	510,718
Total deposits	618,732	603,185
Other borrowings	53,242	78,983
Federal Home Loan Bank advances	79,974	111,943
Subordinated debentures	17,000	17,000
Accrued interest payable	1,337	1,705
Other liabilities	3,848	1,948
Total liabilities	774,133	814,764

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	59,680	62,599
Total Liabilities and Stockholders’ Equity	$833,813	$877,363

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)
Interest income	$9,817	$11,280	$29,584	$34,170
Interest expense	3,725	5,334	12,223	16,556
Net interest income	6,092	5,946	17,361	17,614
Provision for loan losses	30	580	15,440	3,310
Non-interest income	478	1,516	4,764	4,735
Non-interest expense	5,501	5,740	35,068	16,603
Income (loss) before income taxes	1,039	1,142	(28,383)	2,436
Income tax expense (benefit)	82	223	(5,093)	263
Net income (loss)	957	919	(23,290)	2,173
Preferred stock dividends and discount accretion	(265)	-	(356)	-
Net income (loss) available to common shareholders	$692	$919	$(23,646)	$2,173
Basic earnings (loss) per common share	$0.21	$0.28	$(7.27)	$0.67
Diluted earnings (loss) per common share	$0.21	$0.28	$(7.27)	$0.66